Exhibit 99.2

Contact: Michael Bermish
Investor Relations Officer
(803) 835-2238
FOR IMMEDIATE RELEASE
WELLMAN, INC. APPOINTS MARK RUDAY CHIEF EXECUTIVE OFFICER
Fort Mill, SC., May 21, 2008 — Wellman, Inc. ([OTC]: WMANQ.OB) announced today that Mark Ruday has been appointed Chief Executive Officer and a Director of the Company. Mr. Ruday began his career at Wellman as a financial analyst at the Palmetto plant in 1991, and has served in a variety of accounting and operational positions over the years with increasing levels of responsibility. His most recent positions have been Chief Operating Officer since January 2008, Vice President of Business Operations from March 2007 to January 2008 and Vice President and Chief Accounting Officer from May 2003 to March 2007.
Dr. Richard Heitmiller, the newly elected Chairman of the Board of Directors for Wellman, stated, “Mr. Ruday has provided outstanding leadership and is poised to lead Wellman in its restructuring and reorganization process.”
Mr. Ruday stated, “I am excited to be leading a talented and dedicated group of employees in a process that will maximize value for all of Wellman’s stakeholders. Working together, we will improve the operating results of Wellman through better asset management and process efficiencies while restructuring our balance sheet.”
Tom Duff, the former Chairman and Chief Executive Officer, will remain a member of Wellman’s Board of Directors.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: our substantial liquidity needs and liquidity pressure; our substantial indebtedness and its impact on our financial health and operations; risks associated with our indebtedness containing floating interest rate provisions and its effect on our financial health if rates rise significantly; our ability to obtain additional financing in the future; risks associated with claims not discharged in the Chapter 11 cases and their effect on our results of operations and profitability; risks associated with the transfers of our equity, or issuances of equity in connection with our reorganization and our ability to utilize our federal income tax net operating loss carry-forwards in the future; our dependence on our management and employees; the adverse effect of competition on our performance; reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; volumes of textile imports; prices and volumes of polyester staple fiber and PET resin imports; the financial condition of our customers; change in tax risks; environmental risks; natural disasters; regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2007.